BRODERBUND SOFTWARE, INC.

                              EMPLOYMENT AGREEMENT



     This Agreement is made by and between Broderbund Software, Inc. (the "Company"), and Joseph P. Durrett ("Executive"). The Agreement memorializes the agreement upon which the Company employed the Executive beginning October 1, 1996, the Executive's first date of employment.

     1.   Duties and Scope of Employment.

          (a) Position; Employment Commencement Date. The Company shall employ the Executive as the Chief Executive Officer of the Company reporting to the Board of Directors (the "Board") of the Company; provided, however, that the Board shall have the right to revise employee's duties, consistent with such position, from time to time as the Board may deem necessary or appropriate. Executive's employment with the Company pursuant to this Agreement commenced October 1, 1996. Additionally, it is intended that Executive serve as a member of the Board during the period of his employment hereunder, subject to election by shareholders of the Company. Executive shall not receive any additional compensation for his service as a Board member while he remains an employee of the Company.

          (b) Obligations. Executive shall devote his full business efforts and time to the Company. Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization without the approval of the Board, so long as such activities do not interfere with his duties and obligations under this Agreement.

     2. Employee Benefits. During his employment hereunder, Executive and his family shall be eligible to participate in the employee benefit plans maintained by the Company to the full extent provided for under those plans and except as otherwise specifically provided for herein.

     3. At-Will Employment. Executive and the Company understand and acknowledge that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or Executive.

     4.   Compensation, Fringe Benefits and Stock Options.

          (a) Base Salary. While employed by the Company pursuant to this Agreement, the Company shall pay the Executive as compensation for his services a bi-weekly base salary of Fifteen Thousand Three Hundred Eighty-Four and 62/100 Dollars ($15,384.62) (annualized rate of $400,000) (the "Base Salary"). Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding. Executive's salary shall be reviewed yearly for possible raises and/or bonuses in light of Executive's performance of his duties, as determined by the Board. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.

          (b) Stock Options.

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     (i) Initial Grant Subject to Board  approval,  Executive has been granted a stock option,  which shall be, to the extent possible under the $100,000 rule of
Section 422(d) of the Internal Revenue Code of 1986, as amended (the "Code") an "incentive stock option" (as defined in Section 422 of the Code) to purchase a total of 300,000 shares of Company Common Stock with a per share exercise price equal to 100% of the fair market value of such stock on the date of grant, which was October 1, 1996; the stock price on such date was $28.375. This option shall vest over five years as follows: 20% of the shares originally subject to the option shall vest one year from the date of hire and 20% of the shares originally subject to the option shall vest each year thereafter, conditioned upon Executive's continued employment with the Company as of each vesting date. This option grant is in all respects subject to the terms, definitions and provisions of the Company's Stock Option Plan (the "Option Plan") and the stock option agreement by and between Executive and the Company (the "Option Agreement"), both of which documents are incorporated herein by reference.

     (ii) Future Stock Grants. The current stock option program recommends an additional annual grant of a stock option for 50,000 shares of Company Common Stock, with a per share exercise price equal to 100 percent of the fair market value of such stock on the date of grant, to Executive after one year of employment. This grant may occur on an annual basis, typically in October, is subject to Board approval, and is conditioned upon Executive's continued employment with the Company. Such grants are in all respects subject to the terms, definitions and provisions of the Company's Stock Option Plan and any stock option agreement by and between Executive and the Company.

     (c) Incentive Bonus. Executive shall be eligible for an incentive bonus under the Company's Executive Bonus Plan. The bonus is scaled at 50% of base salary if the Company attains an annual growth rate of 30% on pretax income, net of bonuses and contributions. This bonus rate scales up (and down) if the Company exceeds (or falls short) of the planned growth rate. This bonus plan is reviewed by the Compensation Committee of the Company's Board each October. To be eligible to receive the bonus, Executive must be employed by the Company through the last day of the Company's fiscal year. This bonus, to the extent payable, shall be paid to Executive within ninety days of the end of the Company's fiscal year.

     (d) Relocation Expense Reimbursement. Executive agrees to maintain his principal residence within reasonable commuting distance of the Company's headquarters in Novato, California. The Company will reimburse Executive for all reasonable costs associated with Executive's relocation to California (including moving of household goods, house hunting trips for Executive and his family, and temporary housing arrangements for up to six months). Executive will be fully "grossed-up" by the Company for these reimbursements so that the economic effect to Executive is the same as if these reimbursements were provided to Executive on a non-taxable basis.

         5. Expenses. The Company will pay or reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder in accordance with the Company's established policies. This shall include a one-time lump sum payment of One Hundred Thousand Dollars ($100,000), subject to applicable withholding, upon commencement of Executive's employment for the purpose of covering temporary living expenses and travel expenses for Executive and Executive's family to and from the East Coast.

         6. Severance Benefits. If Executive's employment with the Company terminates other than voluntarily, or for "Cause" (as defined herein), or as a result of a change in control (as defined herein), then (i) Executive shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his base salary rate, as then in effect (but not less than $400,000 per year) for a period of 12 months from the date of such termination, and (ii) a bonus, scaled at 50% of base salary, for the year Executive is terminated. For this purpose, "Cause" is defined as (i) an act of dishonesty made by Executive in connection with Executive's responsibilities as an employee and intended to result in Executive's substantial personal enrichment, (ii) Executive's conviction of a felony, (iii) an act by Executive which constitutes gross misconduct and which is injurious to the Company, or
(iv) Executive's continued substantial violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Executive has not substantially performed his duties.

         7. Total Disability of Executive. Upon Executive's becoming totally disabled during the term of this Agreement, employment hereunder shall automatically terminate and all payments of compensation by the Company to Executive hereunder shall immediately terminate. Executive shall be deemed to be "totally disabled" ninety (90) days following written notice by the Company to Executive of such determination by an independent physician acceptable to the Board and Executive (which acceptance will not be unreasonably withheld); provided, however, that if Executive resumes work on a regular basis prior to the end of such 90 day period, Executive shall not be deemed to be "totally disabled."

         8. Death of Executive. If Executive dies during the term of this Agreement, this Agreement shall terminate immediately.

         9. Change of Control. In the event of a change of control of the Company, Executive's granted but unvested options will vest 100% subject, during the first six months of employment, to a total cap of appreciated value of One Million Dollars ($1,000,000) for each full month of employment prior to the effective date of the change of control. For purposes of this Agreement, "change of control of the Company" is defined as:

                  a. Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company's then outstanding voting securities; or

                  b. A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                  c. The date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior

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thereto  continuing to represent  (either by remaining  outstanding  or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

         10. Enforcement. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Marin County before the American Arbitration Association under its Commercial Rules, or by a judge to be mutually agreed upon. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney's fees and costs.

         11. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive following termination without cause. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

         12. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally or three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

         If to the Company:                 Broderbund Software, Inc.
                                            500 Redwood Boulevard
                                            Post Office Box 6121
                                            Novato, CA  94948-6121
                                            Attention: General Counsel

         If to Executive:                   Joseph P. Durrett
                                            at the last residential address
                                              known by the Company.

         13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

         14. Entire Agreement. This Agreement, the Stock Option Plan, the Option Agreement, and the Proprietary Information Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive's employment relationship with the Company. To the extent there is any conflict among the agreements referenced herein, the terms of this Agreement govern.

         15. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company.

         16. Governing Law. This Agreement shall be governed by the laws of the State of California.

         17. Effective Date. This Agreement is effective immediately after it has been signed.

         18. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.


         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below.


BRODERBUND SOFTWARE, INC.


By: __________________________           _______________________________________
                                                       Signature
Title: _______________________

Date: ________________________



JOSEPH P. DURRETT

                                         _______________________________________
                                                        Signature

Date: ________________________

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